NON-QUALIFIED PERFORMANCE STOCK OPTION
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     RALSTON PURINA COMPANY (the "Company"), effective September 28, 1995, grants this Non-Qualified Performance Stock Option to [NAME] ("Optionee") to purchase a total of <share> shares of Ralston-Ralston Purina Group Common Stock of the Company ("RPG Stock") at a price of $58.00 per share pursuant to its 1988 Incentive Stock Plan (the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of RPG Stock at their Fair Market Value as determined by the Human Resources Committee, or both.

1.   Normal Exercise.  This Option becomes exercisable at the rate of 33-1/3% of
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     the total shares on September 28 in each of the years 1998, 2001 and 2004, provided that the Performance Price Target applicable to each such date is met on such date with respect to that portion of the shares for which the Vesting Requirement has been satisfied. The shares with respect to which the Performance Price Target has not been met, but for which the Vesting Requirement has been met, remain unexercisable until the Performance Price Target applicable to a subsequent anniversary date is met on such subsequent anniversary date. If the New York Stock Exchange is closed on an anniversary date, then the Performance Price Target must be met on the next trading day thereafter. Once both the Vesting Requirement and Performance Price Target are met with respect to shares under the Option, such shares remain exercisable through September 27, 2005, unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below.

2.   Acceleration.  Notwithstanding the above, on or after the first anniversary
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     of the Date of Grant, the Vesting Requirement is waived before the normal exercise dates set forth in paragraph 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company:


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     a.   Death of Optionee;

     b.   Declaration of Optionee's total and permanent disability;

      c. The voluntary termination of employment of Optionee on or after the date Optionee is eligible to receive early retirement benefits under the Purina Retirement Plan for Sales, Administrative and Clerical Employees, or any successor plan thereto, or any of the Company's defined benefit pension plans, or any governmental or national programs to which the Company or one of its affiliates contributes or has contributed on Optionee's behalf; or

      d. The involuntary termination of employment of Optionee, other than a Termination for Cause. For purposes of this Option, involuntary termination shall include the Company's sale or other disposition of the stock of, or substantially all of the assets of, a subsidiary which employs Optionee, or the sale of substantially all of the assets of a division of the Company which employs Optionee.

     The Performance Price Target for shares for which the Vesting Requirement is waived upon the occurrence of the events set forth in paragraphs 2a, 2b, 2c or 2d, and for shares for which the Vesting Requirement but not the Price Performance Target previously had been met before the occurrence of one of such events, shall be the Performance Price Target associated with the anniversary of the Date of Grant which immediately preceded such event. Such shares shall be exercisable if the Performance Price Target is met on one day during the applicable exercise period set forth in paragraph 3.

     Notwithstanding the foregoing, all Vesting Requirements and Performance Price Targets which have not been met as of a Change in Control of the Company are waived, and all Options which have not been forfeited or exercised prior to a Change of Control are exercisable, after such Change of Control.

3.   Exercise After Certain Events.  Upon the occurrence of any of the events
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     described below, any shares exercisable on the date of such event shall remain exercisable during the period stated below, but, in any event, not later than September 27, 2005:

      a. If Optionee's employment is terminated due to death, declaration of total and permanent disability, or retirement at or after attainment of age 62, or at or after Optionee has fulfilled all applicable conditions to qualify for an unreduced retirement benefit at or after early retirement age under any of the Company's retirement programs, or any governmental or national programs to which the Company or one of its affiliates contributes or has contributed on Optionee's behalf, such shares shall remain exercisable for three years thereafter;

      b. If Optionee's employment is involuntarily terminated for reasons other than Termination for Cause, or if Optionee voluntarily terminates employment on or after the date described in paragraph 2c hereof, but before age 62 or the date Optionee qualifies for unreduced retirement benefits as described in paragraph 3a above, such shares shall remain exercisable for six months thereafter;

      c. When, prior to a Change of Control, there has been a declaration of forfeiture pursuant to Section IV of the Plan because Optionee's employment is Terminated for Cause, Optionee voluntarily terminates employment earlier than on or after the date described in paragraph 2c hereof, Optionee engages in competition with the Company or an


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          Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares shall remain exercisable for seven days thereafter; or

      d. With respect to shares that are exercisable after a Change of Control, if Optionee voluntarily terminates employment earlier than on or after the date described in paragraph 2c hereof, such shares shall remain exercisable for six months thereafter; but such shares shall remain exercisable for only seven days if Optionee's employment is Terminated for Cause, Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate.

4.   Forfeiture.  Prior to a Change of Control, this Option is subject to
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     forfeiture for the reasons set forth in Section IV of the Plan, except that voluntary termination of employment before the date described in paragraph 2c hereof, but not on or after such date, shall be an event of forfeiture. If there is an event of forfeiture, only those shares that are exercisable at that time may be exercised as set forth in paragraph 3 hereof.

5.   Termination Within One Year.  Optionee agrees to pay to the Company an
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     amount in cash equal to the gain realized by Optionee, before payment of taxes ("Recoverable Gain"), upon an exercise of this Option if Optionee terminates employment with Company or its Affiliates within one year after such exercise of this Option for reasons other than events described in paragraphs 2a, 2b, 2c, or 2d hereof or Special Separation. Such payment shall be made within 10 days of Optionee's date of termination.


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     Optionee hereby grants the Company the right, exercisable at its discretion and to the extent permitted by law, to withhold from any and all amounts payable to Optionee by the Company an amount equal to the Recoverable Gain, in full or partial satisfaction of Optionee's obligation to the Company pursuant to this paragraph 5.

     Optionee agrees to execute, at the time of each exercise of this Option, an acknowledgment of the terms and conditions of this paragraph 5.

     Optionee acknowledges and agrees that the Company's grant of this Option, and Optionee's acceptance thereof subject to the terms herein set forth, do not constitute a contract of employment between the parties and do not limit any rights the Company otherwise has to terminate Optionee's employment at any time.

     The provisions of this paragraph 5 regarding repayment of Recoverable Gain shall be void after a Change of Control.

6.   Adjustments.  Upon any stock split-up, stock dividend, issuance of any
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     targeted stock, combination or reclassification with respect to any outstanding class or series of Stock, or consolidation, merger or sale of all or substantially all of the assets of the Company, the Committee shall cause appropriate adjustments to be made to the terms of this Award.

7.   Definitions.  Unless otherwise defined in this Option, defined terms used
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     herein shall have the same meaning as set forth in the Plan.

               "Change of Control" shall occur when (i) a person, as defined under the securities laws of the United States, acquires beneficial


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          ownership of more than 50% of the outstanding voting securities of the
          Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

               ``ate of Grant'' means September 28, 1995.

          ``erformance Price Target'' shall mean the closing price, as set forth below with respect to each anniversary of the Date of Grant of this option, for a share of RPG Stock as quoted in the New York Stock Exchange Composite Transactions.


Anniversary of Date of     Performance Price
Grant                      Target

     September 28, 1996    $60.90

     September 28, 1997    $63.95

     September 28, 1998    $67.14

     September 28, 1999    $70.50

     September 28, 2000    $74.02

     September 28, 2001    $77.73

     September 28, 2002    $81.62

     September 28, 2003    $85.70

     September 28, 2004    $89.99


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               "Special Separation" shall mean a termination of employment designated in writing as such at the sole discretion of the Chief Executive Officer.

               "Termination for Cause" shall mean Optionee's termination of employment with the Company because of the willful engaging by Optionee in gross misconduct; provided, however, that a Termination for Cause shall not include termination attributable to (i) poor work performance, bad judgment or negligence on the part of Optionee, (ii) an act or omission believed by Optionee in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by Optionee to be lawful, or (iii) the good faith conduct of Optionee in connection with a Change of Control (including opposition to or support of such Change of Control).

               `Vesting Requirement'' shall mean the provision, set forth in paragraph 1, regarding exercise of the Option at the rate of 33-1/3% of the total shares on September 28 of the years 1998, 2001 and 2004.

8.   Severability.  The invalidity or unenforceability of any provision hereof
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     in any jurisdiction shall not affect the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.


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ACKNOWLEDGED AND ACCEPTED:         RALSTON PURINA COMPANY

Optionee
                                   By:
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                                               W. P. Stiritz
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Date                                      Chairman of the Board and
                                          Chief Executive Officer
Location